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                                                                    EXHIBIT 23.5

                                   CONSENT OF
                     CREDIT SUISSE FIRST BOSTON CORPORATION


Board of Directors
Ascend Communications, Inc.
One Ascend Plaza
1701 Harbor Bay Parkway
Alameda, California 94502

Members of the Board:

     We hereby consent to the inclusion of (i) our opinion letter, dated January 12, 1999, to the board of directors of Ascend Communications, Inc. (the "Company") as Annex 3 to the proxy statement/prospectus (the "Registration Statement") relating to the proposed merger of Dasher Merger Inc. with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Lucent Technologies Inc., and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY -- General -- Fairness Opinion of Financial Advisor," "THE MERGER -- Background to the Merger," "-- Reasons for the Merger and Board of Directors Recommendation -- Reasons for the Merger" and "-- Opinion of Credit Suisse First Boston Corporation." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


CREDIT SUISSE FIRST BOSTON CORPORATION



By   /s/  George Boutros
   ------------------------------------
   Name:  George Boutros
   Title: Managing Director

March 11, 1999